Exhibit 10.5

Restated At-Will Employment Agreement

It is understood and agreed that the continued employment by Stereotaxis, Inc., a Delaware corporation (the “Company” or “Stereotaxis”), of the employee named below (“Employee”) shall be subject to the terms and conditions of this At-Will Employment Agreement (“Agreement’). As of the date hereof, this Agreement shall supersede and replace that certain prior At-Will Employment Agreement between the Company and Employee dated June 23, 1997 (“Prior Agreement”); provided, however, that the terms and conditions of this Agreement shall be no less favorable to Employee than under the Prior Agreement.

The parties acknowledge and agree that this Agreement is intended to constitute a restatement of the Prior Agreement, including all amendments thereto previously approved by the Company’s Board of Directors and/or duly authorized Compensation Committee, including certain amendments approved by resolution that had been previously disclosed but not formalized by written amendment to the Prior Agreement.

1. POSITION. Employee shall serve as the Company’s President, Chief Executive Officer and as a member of the Company’s Board of Directors. Employee shall carry out such duties normally and customarily associated with a President and Chief Executive Officer, and as are otherwise assigned to him by the Company’s Board of Directors. Employee shall report to the Company’s Board of Directors. Employee’s employment with the Company shall continue as of the effective date of under this Agreement.

2. BASE SALARY. Employee shall be paid a beginning base salary equivalent to Three Hundred Sixty-Five Thousand Dollars ($365,000) per year in semi-monthly installments which shall be subject to applicable withholdings and deductions.

3. SIGNING BONUS. [Intentionally omitted as no longer applicable.]

4. INCENTIVE BONUS. At the end of each year of employment, Employee will be eligible for a cash incentive bonus of up to 25% of Employee’s 12-month base salary. Payment of such incentive bonus will be determined by Stereotaxis’ Board of Directors (or duly authorized Compensation Committee of the Board) based upon the Company’s achievement of goals and objectives for the year, and shall be shall be made as soon as practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) month following the year.

5. SEVERANCE BENEFITS.

5.1 For purposes of this letter agreement, “Cause” shall mean gross misconduct or gross negligence such as gross breach of fiduciary duty, dishonest, theft or commission of a crime involving moral turpitude.

5.2 If Employee’s employment is terminated by Stereotaxis without Cause, Employee will be paid a salary continuance equal to Employee’s base salary for the lesser of (i) the period from the date of Employee’s termination of employment until Employee commences employment with a new employer or (ii) twenty-four (24) months. In addition, the number of stock options, stock appreciation rights or other equity awards subject to vesting that would have vested over the 12-month period following such termination shall be automatically vested as of the date of such termination. Upon an acquisition or merger of the Company where the Company is not the surviving entity and a change of control occurs, 50% of Employee’s unvested options will automatically vest. Additionally, if Employee’s employment is terminated following an acquisition or merger of the Company where the Company is not the surviving entity and a change of a control occurs, and if Employee is not offered a comparable position in the surviving entity, Employee will be paid salary continuance equal to his base salary for twenty-four (24) months and 100% of Employee’s unvested options will vest at the end of the salary continuance period.

6. CERTAIN MATTERS RELATING TO EQUITY COMPENSATION

6.1 Sale of Common Stock.

6.1.1 Pursuant to the Prior Agreement, the Company sold, and Employee purchased, Six Hundred Thousand (600,000) shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a price of $0.07 per share (such price and number of shares prior to giving effect to the Company’s 1-for3.6 reverse stock split in July 2004), following the execution and delivery of the Prior Agreement.

6.1.2 Pursuant to the Prior Agreement, the Company granted Employee an option to purchase, and Employee exercised such option and purchased, an additional Two Hundred Thirty Thousand (230,000) shares (the “Additional Shares”, the Initial Shares and Additional Shares together, the “Shares”) of Common Stock at $0.15 per share (such price and number of shares prior to giving effect to the Company’s 1-for3.6 reverse stock split in July 2004), the then fair market value price per share as determined by the Company’s Board of Directors in connection with the achievement of certain goals as described in the Prior Agreement, including the closing of the Company’s Series C Preferred Stock financing in 1998.

6.1.3 The Initial Shares and the Additional Shares were all subject to various repurchase rights (“Repurchase Rights”) as detailed in the Prior Agreement. The parties acknowledge and agree that the Repurchase Rights for all of the Initial Shares and the Additional Shares have lapsed in accordance with their terms under the Prior Agreement.

6.2 Transferability of the Shares. Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all provisions hereof and shall acknowledge the same by signing a copy of this Agreement.

6.3 Representations. Employee has reviewed with his own tax advisers the federal, state, local and foreign tax consequences of this investment and the transaction contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents (including with respect to any 83(b) election(s) that may have been made in connection with the original purchase of the Shares). Employee understands that he and not the Company shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

6.4 Options and Other Equity Awards. The Company acknowledges that Employee has previously been granted certain equity awards (including options to purchase shares of Common Stock and grants of restricted stock), pursuant to the terms set forth more particularly in the Company’s various equity incentive plans in effect from time to time during the term of the Prior Agreement, and ratifies and confirms such awards. Future equity awards (including, without limitation, stock options or shares of restricted stock) may be granted conditioned on and subject to the approval of the Board of Directors, or any duly authorized committee thereof.

7. COMPANY BENEFITS. While employed by the Company, Employee shall be entitled to receive the benefit of employment made available by the Company from time to time for which he is eligible. Employee will be entitled to medical insurance for himself, his spouse and minor children and four weeks paid vacation per year. Employee additionally will be provided office space and secretarial services for the normal conduct of the Company’s business.

8. ATTENTION TO DUTIES; CONFLICT OF INTEREST.

8.1 While employed by the Company, Employee shall devote Employee’s full business time, energy and abilities exclusively to the business and interests of Stereotaxis, and shall perform all duties and services in a faithful and diligent manner and to the best of Employee’s abilities. Employee shall not, without the Company’s prior written consent, render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Employee’s duties under this Agreement. Employee will not serve on any other board, be employed by another company or perform any consulting services without the express approval of the Company’s Board of Directors.

8.2 Employee represents that Employee has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to Stereotaxis. While employed by the Company, Employee shall not invest in any company or business which competes in any manner with the Company, except those companies whose securities are publicly traded, listed on national securities exchange, foreign stock exchange, pink sheets or small cap. Securities exchanges.

8.3 Without limiting the effectiveness of such provisions prior to the date hereof, the Company acknowledges that certain references permitting Employee to serve on the boards of directors of other companies during the term of the Prior Agreement have been deleted as no longer applicable because Employee no longer serves on such boards.

9 . CONFIDENTIALITY AND NONCOMPETE AGREEMENT. Employee agrees to be bound by the terms of the Confidentiality and Noncompete Agreement which are attached as Exhibit A and incorporated by this reference (“Proprietary and Noncompete Agreement”).

10. AT-WILL EMPLOYER. The Company is an “at-will” employer. This means that the Company may terminate Employee’s employment at any time, with or without cause and without notice, and that Employee may terminate Employee’s employment at any time, with or without cause and without notice. Stereotaxis makes no promise that Employee’s employment will continue for a set period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter Employee’s status as an “at-will” Employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of Stereotaxis has the authority to change Employee’s status as an “at-will” Employee. The “at-will” nature of the employment relationship with Employee can only be altered by a written resolution signed by all the directors of Stereotaxis. No position within Stereotaxis is considered permanent.

11. BINDING ARBITRATION.

11.1 Any dispute, claim or controversy relating to discrimination of any nature, including, without limitation, age, sex, race, religion or national origin between employee and the Company (“Discrimination Claims”) shall be settled exclusively by arbitration pursuant to the provisions of this Section 10.

11.2 Employee and Stereotaxis each waive their federal and state constitutional rights to have Discrimination Claims determined by a jury. Instead of a jury trial, an arbitrator shall be chosen by Stereotaxis and Employee. Arbitration is preferred because, among other reasons, it is quicker, less expensive and less formal than litigation in court.

11.3 The arbitrator shall not have the authority to alter, amend, modify, add to or eliminate any condition or provision of this Agreement, including, but not limited to, the “at-will” nature of the employment relationship. The arbitration shall be held in St. Louis County, Missouri and shall be conducted in accordance with the rules of the Center for Dispute Resolution. The award of the arbitrator shall be final and binding on the parties. Judgment upon the arbitrator’s award may be entered in any court, state or federal, having jurisdiction over the parties. If a written request for arbitration is not made within six months of the date of the alleged wrong or violation, all remedies regarding such alleged wrong or violation shall be waived.

11.4 Should any court determine that any provision(s) of this Agreement to arbitrate is void or invalid, the parties specifically intend every other provision of this Agreement to arbitrate to remain enforceable and intact. The parties explicitly and definitely prefer arbitration to recourse to the courts, for the reasons described above, and have prescribed arbitration as their sole and exclusive method of dispute resolution.

12. NO INCONSISTENT OBLIGATIONS. Employee represents that Employee is not aware of any obligations, legal or otherwise, inconsistent with the terms of this Agreement or Employee’s undertakings under this Agreement.

13. MISCELLANEOUS.

13.1 No promises or changes in Employee’s status as an employee of the Company or any of the terms and conditions of this Agreement can be made unless they are duly authorized by the Company’s Board of Directors (including any duly authorized committee thereof), with Employee abstaining from the vote. The Company acknowledges, ratifies and confirms that all previous amendments to the Prior Agreement, as reflected herein, were valid and binding at the time authorized and continue to be valid and binding set forth in this Agreement. This Agreement and the terms and conditions described in it cannot be changed orally or by any conduct of either Employee or Stereotaxis or any course of dealings between Employee, or another person and Stereotaxis.

13.2 Unless otherwise agreed upon in writing by the parties, Employee, after termination of any employment, shall not seek nor accept employment with the Company in the future and the Company is entitled to reject without cause any application for employment with the Company made by Employee, and not hire Employee. Employee agrees that Employee shall have no cause of action against the Company arising out of any such rejection.

13.3 This Agreement and performance under it, and any suits or special proceedings brought under it, shall be construed in accordance with the laws of the United States of America and the State of Missouri and any arbitration, mediation or other proceeding arising hereunder shall be filed and adjudicated in St. Louis County, Missouri.

13.4 If any term or condition, or any part of a term or condition, of this Agreement shall prove to be invalid, void or illegal, it shall in no way affect, impair or invalidate any of the other terms or conditions of this Agreement, which shall remain in full force and effect.

13.5 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of or any acquiescence in or to such provision.

13.6 The parties to this Agreement represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys or representatives regarding the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Agreement shall be construed as if each party was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. The captions to this Agreement and its sections, subsections, tables and exhibits are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on or broadening of the scope of this Agreement or any section, subsection, table or exhibit.

Employee and Stereotaxis have executed this Agreement and agree to enter into and be bound by the provisions hereof as of February 22, 2006.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

STEREOTAXIS, INC.

By:	/s/ Fred A. Middleton
Fred A. Middleton
Chairman of the Board on behalf of the Board of Directors

EMPLOYEE

Sign:	/s/ Bevil J. Hogg
Bevil J. Hogg